Piedmont Reports Second Quarter Results

CHARLOTTE, N.C., June 7 /PRNewswire-FirstCall/ — Charlotte-based Piedmont Natural Gas (NYSE: PNY) announced results for its second fiscal quarter ended April 30, 2005. For the quarter, the Company reported net income of $39.6 million and $0.52 diluted earnings per share, compared with $41.3 million and $0.54 for the same period in 2004.

For the six months ended April 30, 2005, net income was $110.9 million and diluted earnings per share were $1.44, compared with $115.9 million and $1.60 for the prior six-month period. Earnings in the prior year six-month period include $4.6 million, or $.06 per diluted share, of one-time joint venture gains that were reported in the first quarter of 2004.

Utility margin in the second quarter declined from the prior year’s quarter primarily due to reduced throughput in the Company’s core markets – residential, commercial and industrial – reflecting warmer weather and continued customer conservation driven by high wholesale natural gas prices. Operations and maintenance expenses increased from the prior-year quarter primarily due to increases in payroll costs, including vested vacation pay, and employee benefit costs, partially offset by decreases in uncollectibles and other operations and maintenance expenses.

Net income from joint venture activities was $9 million for the quarter, compared with $7.7 million for the same quarter of the prior year. The Company’s interest in SouthStar Energy Services LLC, which is primarily engaged in the unregulated retail natural gas market in Georgia, contributed $8.2 million to net income and $0.11 per diluted share in the second quarter, compared with $6.6 million and $0.09 for the same quarter of the prior year. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined diluted earnings per share of $0.01 in the second quarters of 2005 and the prior year.

Dividend Declared

At the Company’s regular quarterly meeting of its Board of Directors held today, a quarterly dividend on Common Stock of 23 cents per share was declared, payable July 15, 2005, to holders of record at the close of business on June 24, 2005.

Fiscal 2005 Earnings Guidance

Piedmont Natural Gas reaffirms its guidance for fiscal year 2005 earnings from continuing operations in the range of $1.23 to $1.30 per diluted share. Guidance reflects actual results for the first six months of fiscal year 2005 and expected performance for the balance of the year assuming normal weather, a stable economy and no general rate case activity impacting 2005 earnings.

Conference Call

In conjunction with the second quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, June 13, 2005, at 2:30 p.m. Eastern Daylight Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the website.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts and degree days)
Three Months Ended	April 30	April 30	% Increase
	2005	2004	(Decrease)
	(Unaudited)	(Unaudited)

Operating Revenues	$508,035	$482,398	5%
Cost of Gas	367,378	336,543	9%
Margin	140,657	145,855	-4%
Operations and Maintenance Expenses	52,324	50,539	4%
Depreciation	20,989	20,210	4%
General Taxes	7,332	7,421	-1%
Utility Income Taxes	19,098	21,781	-12%
Operating Income	40,914	45,904	-11%
Other Income (Expense), net	10,017	7,713	30%
Utility Interest Charges	11,201	12,324	-9%
Income Before Minority Interest	39,730	41,293	-4%
Less Minority Interest	98	34	188%
Net Income	$39,632	$41,259	-4%
Average Shares of Common Stock:
Basic	76,703	76,163	1%
Diluted	76,915	76,334	1%
Earnings Per Share of Common Stock:
Basic	$0.52	$0.54	-4%
Diluted	$0.52	$0.54	-4%
System Throughput — Dekatherms	59,535	57,953	3%
Gas Customers Billed in April	903	879	3%
System Average Degree Days — Actual	1,256	1,277	-2%
System Average Degree Days — Normal	1,236	1,229	1%
Percent Normal Degree Days	102%	104%	-2%
Six Months Ended	April 30	April 30	% Increase

	2005	2004	(Decrease)

	(Unaudited)	(Unaudited)

Operating Revenues	$1,188,591	$1,101,183	8%
Cost of Gas	845,314	758,848	11%
Margin	343,277	342,335	0%
Operations and Maintenance Expenses	102,577	100,211	2%
Depreciation	41,737	40,663	3%
General Taxes	15,773	13,423	18%
Utility Income Taxes	63,357	64,785	-2%
Operating Income	119,833	123,253	-3%
Other Income (Expense), net	14,081	16,208	-13%
Utility Interest Charges	23,006	23,535	-2%
Income Before Minority Interest	110,908	115,926	-4%
Less Minority Interest	(1)	45	-102%
Net Income	$110,909	$115,881	-4%
Average Shares of Common Stock:
Basic	76,706	72,158	6%
Diluted	76,920	72,346	6%
Earnings Per Share of Common Stock:
Basic	$1.45	$1.61	-10%
Diluted	$1.44	$1.60	-10%
System Throughput — Dekatherms	131,335	131,445	0%
Gas Customers Billed in April	903	879	3%
System Average Degree Days — Actual	3,013	3,186	-5%
System Average Degree Days — Normal	3,176	3,154	1%
Percent Normal Degree Days	95%	101%	-6%

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will” and variations of such words and similar expressions are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at www.sec.gov or on our website at www.piedmontng.com .

Media Contact: David L. Trusty of Piedmont Natural Gas 704-731-4391, or david.trusty@piedmontng.com

Investor Contact: Headen B. Thomas of Piedmont Natural Gas 704-731-4438, or headen.thomas@piedmontng.com

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 960,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com .

SOURCE Piedmont Natural Gas